Exhibit 99.4

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Microsemi Corporation (“Microsemi”) acquired all of the outstanding common stock of White Electronic Designs Corporation (“White Electronic”) in a cash transaction announced on April 1, 2010 and fully consummated on April 30, 2010. The transaction was structured as a cash tender offer, that expired on April 27, 2010, by Rabbit Acquisition Corp. (“Rabbit”), a direct wholly-owned subsidiary of Microsemi, for all outstanding shares of White Electronic’s common stock, followed by a merger of Rabbit into White Electronic whereby White Electronic became a direct wholly-owned subsidiary of Microsemi. The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of White Electronic (the “Transaction”) on our consolidated financial statements. The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements and notes thereto of Microsemi Corporation and White Electronic.

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transaction as if it had been completed on December 27, 2009 and due to different fiscal period ends, combines Microsemi’s December 27, 2009 unaudited consolidated balance sheet with White Electronic’s December 31, 2009 unaudited condensed consolidated balance sheet. The unaudited pro forma condensed combined income statements give pro forma effect to the Transaction as if it had been completed on September 29, 2008 and combines Microsemi’s audited consolidated statement of operations for the fiscal year ended September 27, 2009 with White Electronic’s audited consolidated statement of operations for the fiscal year ended September 30, 2009 and Microsemi’s unaudited consolidated income statement for the quarter ended December 27, 2009 with White Electronic’s unaudited condensed consolidated statement of operations for the quarter ended December 31, 2009.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transaction had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances. A final determination of fair values relating to the Transaction may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of White Electronic that existed as of the date of the completion of the Transaction. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Microsemi and White Electronic with the Securities and Exchange Commission.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 27, 2009

(in thousands)

	Historical Microsemi	Historical White Electronic	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$234,895	$65,387	$(165,648	)(1)	$134,408
			(226	)(2)
Investment in auction rate securities	36,550	—	—		36,550
Accounts receivable	71,742	10,747	—		82,489
Inventories	91,043	14,054	417	(3)	105,514
Deferred income taxes	10,655	2,563	—		13,218
Other current assets	22,312	3,965	—		26,277

Total current assets	467,197	96,716	(165,457)		398,456

Property and equipment, net	66,922	10,992	—		77,914
Deferred income taxes	—	1,145	(1,145	)(4)	—
Goodwill	222,731	1,764	31,380	(5)	255,875
Intangible assets, net	51,500	—	51,500	(6)	103,000
Other assets	10,211	67	—		10,278

TOTAL ASSETS	$818,561	$110,684	$(83,722)		$845,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,934	$2,350	$—		$25,284
Accrued liabilities	32,765	3,840	1,431	(7)	38,036
Auction rate securities credit facility	36,550	—	—		36,550
Current maturity of long-term liabilities	430	—	—		430

Total current liabilities	92,679	6,190	1,431		100,300

Long-term liabilities	33,467	1,155	(1,145	)(4)	54,077
			20,600	(8)
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	16,566	2,583	(2,583	)(9)	16,566
Treasury stock	—	(253)	253	(9)	—
Capital in excess of par value of common stock	520,764	84,782	(84,782	)(9)	520,926
			162	(10)
Retained earnings	154,635	16,580	(16,580	)(9)	153,204
			(1,431	)(7)
Accumulated other comprehensive income	450	(353)	353	(9)	450

Total stockholders’ equity	692,415	103,339	(104,608)		691,146

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$818,561	$110,684	$(104,322)		$845,523

The total estimated consideration as shown in the table below is allocated to White Electronic’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the Transaction. The preliminary estimated consideration is allocated as follows (in thousands):

Calculation of consideration:
Cash consideration to White Electronic stockholders (1)	$165,648
Cash consideration paid on vested and non-assumed stock options (2)	226
Fair value of vested equity awards assumed by Microsemi (9)	162

Total consideration	166,036

Preliminary allocation of consideration:
Book value of White Electronic’s net assets	103,339
Adjustments to historical net book value:
Inventories (3)	417
Intangible assets (6)	51,500
Deferred tax liability (8)	(20,600)

Adjustment to goodwill (5)	$31,380

A final determination of fair values relating to the Transaction may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of White Electronic that existed as of the date of the completion of the Transaction. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.

(1)	Cash consideration to White Electronic stockholders based upon approximately 23.7 million White Electronic shares issued and outstanding less treasury shares as of the Transaction date at $7.00 per share.

(2)	Cash consideration paid on vested and non-assumed stock options based upon the difference between $7.00 per option and the exercise price of each option.

(3)	Represents the estimated adjustment to mark up inventories to fair value less cost to sell.

(4)	Represents a reclassification of White Electronic deferred income taxes for presentation purposes.

(5)	Represents the estimated adjustment to reflect goodwill at fair value.

(6)	Of the total estimated purchase price, we allocated $22.9 million to completed technologies that are expected to amortize over an average life of seven years; $5.1 million in backlog that is expected to amortize over a life of three years; $22.6 million to customer relationships that are expected to amortize over a life of eight years; and $0.9 million in trade name that is expected to amortize over a life of five years. We expect to utilize the straight line method of amortization for completed technology, customer relationship and trade name and the estimated fulfillment period for backlog. This allocation is preliminary and is based on our estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation. A $1.0 million increase or decrease in value allocated to backlog would each increase or decrease annual amortization by approximately $0.3 million. A $1.0 million increase or decrease in value allocated to trade name would each increase or decrease annual amortization by approximately $0.2 million. A $1.0 million increase or decrease in value allocated to completed technologies or customer relationships would each increase or decrease annual amortization by approximately $0.1 million.

The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The useful lives of completed technologies rights are based on the number of years in which net cash flows have been projected. The useful life of backlog is estimated based upon the fulfillment period. The useful lives of customer relationships are estimated based upon the length of the relationships currently in place, historical attrition patterns and natural growth and diversification of other potential customers. The useful life of trade name was estimated based on the period in which a benefit could be ascribed to the White Electronic trade name.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Historical performance including sales and profitability.

•	Business prospects and industry expectations.

•	Estimated economic life of asset.

•	Development of new technologies.

•	Acquisition of new customers.

•	Attrition of existing customers.

•	Obsolescence of technology over time.

The factors that contributed to a purchase price resulting in the recognition of goodwill include:

•	The premium paid over the pre-merger announcement market capitalization of White Electronic.

•	Our belief that the merger will create a more diverse semiconductor company with expansive offerings which will enable us to expand our product offerings.

•

Our belief that we are each committed to improving cost structures and that our combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(7)	Represents liabilities incurred by White Electronic due to change in control provisions in effect prior to the Transaction.

(8)	Represents the deferred tax liability related to the $51.5 million in amortizable intangible assets.

(9)	Represents the elimination of White Electronic’s historical equity accounts at December 27, 2009.

(10)	Represents a preliminary estimate of the fair value of 29,640 vested White Electronic stock awards that were assumed and converted into Microsemi stock awards.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE FISCAL YEAR ENDED SEPTEMBER 27, 2009

(In thousands, except per share amounts)

	Historical Microsemi	Historical White	Pro Forma Adjustments		Pro Forma Combined
Net sales	$452,972	$62,559	$—		$515,531
Cost of sales	272,565	37,993	—		310,558

Gross profit	180,407	24,566	—		204,973

Operating expenses:
Selling and general and administrative	113,080	16,385	(388	)(1)	129,077
In-process research & development	1,310	—	—		1,310
Amortization of intangible assets	15,203	—	9,441	(2)	24,644
Research and development costs	41,435	4,408	—		45,843
Restructuring and severance charges	13,264	—	—		13,264
Impairment charges related to facility closures	6,185	—	—		6,185

Total operating expenses	190,477	20,793	9,053		220,323

Operating income (loss)	(10,070)	3,773	(9,053)		(15,350)

Other income:
Interest income, net	869	441	(249	)(3)	1,061
Other, net	327	—	—		327

Total other income	1,196	441	(249)		1,388

Income (loss) before income taxes	(8,874)	4,214	(9,302)		(13,962)

Provision for income taxes	17,949	1,218	(3,721	)(4)	15,446

Income (loss) from continuing operations	$(26,823)	$2,996	$(5,581)		$(29,408)

Loss from continuing operations per share:
Basic	$(0.34)				$(0.37)
Diluted	$(0.34)				$(0.37)
Weighted-average common shares outstanding:
Basic	79,350				79,350
Diluted	79,350				79,350

(1)	Represents the change in expense related to stock compensation expense from White Electronic stock awards.

(2)	Reflects amortization of intangibles related to the fair value of intangible assets acquired. We expect to utilize the straight line method of amortization for completed technology, customer relationship and trade name and the estimated fulfillment period for backlog. Calculation of pro forma amortization expense is as follows (in thousands):

	Asset Amount	Weighted Average Useful Life (Years)	Amortization Expense
Completed technology	$22,900	7	$3,432
Backlog	5,100	3	3,009
Customer relationships	22,600	8	2,820
Trade name	900	5	180

	$51,500		$9,441

(3)	Represents the reduction of interest income that would have been recorded based on the cash consideration of the Transaction and an average marginal interest rate earned on the lowest yielding investments of 0.15%.

(4)	Reflects the pro forma tax effect on the above adjustments.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE QUARTER ENDED DECEMBER 27, 2009

(In thousands, except per share amounts)

	Historical Microsemi	Historical White	Pro Forma Adjustments		Pro Forma Combined
Net sales	$112,832	$15,568	$—		$128,400
Cost of sales	60,564	9,817	—		70,381

Gross profit	52,268	5,751	—		58,019

Operating expenses:
Selling and general and administrative	25,813	4,072	(139	)(1)	29,746
In-process research & development	—	—	—		—
Amortization of intangible assets	3,883	—	2,093	(2)	5,976
Research and development costs	11,805	1,228	—		13,033
Restructuring and severance charges	295	—	—		295
Impairment charges	—	345	—		345

Total operating expenses	41,796	5,645	1,954		49,395

Operating income (loss)	10,472	106	(1,954)		8,624

Other income (expenses):
Interest income (expense), net	(21)	77	(41	)(3)	15
Other, net	(157)	—	—		(157)

Total other income (loss)	(178)	77	(41)		(142)

Income (loss) before income taxes	10,294	183	(1,995)		8,482

Provision for income taxes	2,334	56	(798	)(4)	1,592

Income from continuing operations	$7,960	$127	$(1,197)		$6,890

Income from continuing operations per share:
Basic	$0.10				$0.08
Diluted	$0.10				$0.08
Weighted-average common shares outstanding:
Basic	81,505				81,505
Diluted	82,117				82,117

(1)	Represents the change in expense related to stock compensation expense from White Electronic stock awards.

(2)	Reflects amortization of intangibles related to the fair value of intangible assets acquired. We expect to utilize the straight line method of amortization for completed technology, customer relationship and trade name and the estimated fulfillment period for backlog. Calculation of pro forma amortization expense is as follows (in thousands):

	Asset Amount	Weighted Average Useful Life (Years)	Amortization Expense
Completed technology	$22,900	7	$858
Backlog	5,100	3	485
Customer relationships	22,600	8	705
Trade name	900	5	45

	$51,500		$2,093

(3)	Represents the reduction of interest income that would have been recorded based on the cash consideration of the Transaction and an average marginal interest rate earned on the lowest yielding investments of 0.10%.

(4)	Reflects the pro forma tax effect on the above adjustments.